Exhibit 99.1

Date:	October 6, 2008
Contact:	Tracy H. Krumme, Director, Investor Relations, Fuel Tech, Inc., (203) 425-9830
John P. Graham, Chief Financial Officer; Fuel Tech, Inc. (630) 845-4500
FUEL TECH SIGNS LONG-TERM CHEMICAL SUPPLY AGREEMENT
     WARRENVILLE, Ill., Oct. 6, 2008 – Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems in utility and industrial applications, today announced that it has signed a long-term agreement with Martin Marietta Magnesia Specialties, LLC for the supply of chemicals used in the Company’s U.S. and Canadian FUEL CHEM® programs. The contract goes into effect January 1, 2009 to coincide with the expiration of the existing agreement that expires on December 31, 2008.
     John F. Norris Jr., President and Chief Executive Officer, commented, “Securing a stable, long-term supply of high-quality magnesium hydroxide has been a priority of utmost importance this year. This new contract will satisfy accelerating chemical demand for our FUEL CHEM programs, particularly as we add new functionality to our proprietary TIFI™ Targeted In-Furnace Injection™ technology and add new customer accounts at a record pace.”
     Mr. Norris concluded, “Martin Marietta Magnesia Specialties has been an outstanding business partner and we look forward to fostering this relationship further as Fuel Tech’s demand for magnesium hydroxide increases both in the United States and Canada. In addition to meeting our expanding product needs, this highly dependable supplier continues to satisfy both Fuel Tech’s and our clients’ requirements for customer service and technical support.”
About Fuel Tech
     Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services.  These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
     The Company’s nitrogen oxide (NOx) reduction technologies include the NOxOUT®, NOxOUT CASCADE®, NOxOUT ULTRA®, Rich Reagent Injection (RRI) and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in post-combustion NOx control systems, with installations on over 450 units worldwide, where coal, municipal waste, biomass, and other fuels are utilized.
     The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and acid plume, as well as the formation of sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx.  This technology, in the form of a customizable FUEL CHEM program, is being applied to over 100 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste. A breakdown of the nature of these customer units is posted on the Company’s website.
     The Company also provides a range of services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
     Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems.  For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.